Exhibit 23

Consent of the Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation of our audit report dated March 12, 2012 with respect to the consolidated balance sheets of BioSpecifics Technologies Corp. as of December 31, 2011 and 2010, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011, 2010, 2009 and our report dated March 12, 2012 with respect to internal control over financial reporting as of December 31, 2011, in Form 10-K for the year ended December 31, 2011 for BioSpecifics Technologies Corp.

/s/ Tabriztchi & Co., CPA, P.C.

Garden City, NY
March 12, 2012